Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT AND RELEASE (this "Agreement"), dated as of April 26, 2016, by and between ANI Pharmaceuticals, Inc., a Delaware corporation (the "Company") and Charlotte Arnold ("Executive"). The Company and the Executive are sometimes individually referred to herein as a "Party" or collectively as the "Parties."

WHEREAS, Executive has been employed by the Company as its Vice President and Chief Financial Officer pursuant to the terms of that certain Employment Offer Letter with the Company dated May 6, 2009 (as amended, the “Employment Letter”); and

WHEREAS, in consideration of Executive's employment with the Company, Executive has been granted a series of options to purchase shares of the Company's common stock and ("Options") and restricted shares of the Company's common stock ("Restricted Stock"), each in accordance with the terms of the Company's Fourth Amended and Restated 2008 Stock Incentive Plan.

WHEREAS, the Parties hereto are entering into this Agreement in order to terminate the Executive's employment with the Company and to set forth the terms and conditions under which such employment is to be terminated.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound the parties hereby agree as follows:

1. Effective Date. Executive’s employment with the Company is hereby terminated, effective as of May 6, 2016 (the "Effective Date"). In order to receive payments hereunder, Executive shall be required to execute and return to the Company, on or prior to the Effective Date, a release in substantially the same form provided in Section 7 below. Executive acknowledges and agrees that her failure to execute and return such release shall obligate her to return any payments she has received prior to the Effective Date pursuant to this Agreement.

2. Resignation; Payments.

(a) Effective as of the close of business on May 5, 2016, Executive shall resign as Vice President and Chief Financial Officer of the Company, as well as any other position she holds with the Company and its subsidiaries and affiliates, provided, that if requested by the Company and in consideration of the agreements set forth herein, Executive agrees to remain as a registered officer of the affiliates of the Company organized in The Netherlands without additional compensation for a period not to exceed thirty (30) days following the Effective Date, promptly following which Executive shall execute and deliver to the Company a written resignation from any such remaining positions. Executive will be paid all accrued salary and vacation, to the extent provided in the Company's policies, through the Effective Date, in each case less applicable withholding taxes and pursuant to the Company's regular payroll practices.

(b) In addition to the foregoing, Executive shall be eligible to receive the following additional incentive compensation:

(i) In the event that prior to July 31, 2016 the Company has entered into a senior secured credit facility with Citizens Business Capital or another lender acceptable to the Company (the "Secured Credit Facility"), the Company shall pay to Executive an incentive bonus of $100,000, no later than the first regular payroll date after the later of (A) the Effective Date and (B) thirty (30) days following the execution thereof; and

(ii) In the event that prior to July 31, 2016 the Company has retained EisnerAmpner LLC (“Eisner”) to provide tax services to the Company and Eisner has completed its review of the Company's methodology for tax accruals and estimates for the first quarter of 2016 (the “Review”), the Company shall pay to Executive an incentive bonus of $48,000, no later than the first regular payroll date after the later of (A) the Effective Date and (B) thirty (30) days following the completion of the Review.

3. Transition of Responsibilities; Consultancy; Compensation.

(a) The Company and Executive hereby agree that for the period following the Effective Date through March 15, 2017 (the "Transition Period"), Executive will serve as a consultant to the Company and cooperate with and provide reasonable assistance to the Company and its employees and consultants in order to effect a smooth transition of knowledge with which Executive was familiar during her employment, including providing assistance as requested with respect to preparation and completion of the Company’s audited financial statements for the year ending December 31, 2016 and the Company’s Report on Form 10-K for the year ending December 31, 2016 to be filed with the Securities and Exchange Commission. During the Transition Period, Employee shall use reasonable and good faith efforts and shall be reasonably available (by telephone and/or e-mail) to answer questions or provide information to such Company personnel, not to exceed 20 hours per calendar month plus, prior to July 31, 2016, a reasonable amount of additional time needed to complete the Secured Credit Facility.

(b) In exchange for such consulting services, the Company shall compensate Executive as follows:

(i) Executive shall receive aggregate consulting fee for the Transition Period of $136,850 (the "Consulting Fee"). The Consulting Fee shall be paid in equal monthly installments through the Transition Period. Executive shall make payment of all required taxes, whether Federal, state or local in nature, including but not limited to income taxes, Social Security taxes, Federal Unemployment Compensation taxes that are required to be paid by her pursuant to any applicable law in respect of the Consulting Fee.

(ii) With respect to the Options and Restricted Stock granted to Executive prior to January 1, 2016, the Company and Executive agree as follows:

(A) The Restricted Stock Grant Agreement(s) executed by the Parties with respect to the Restricted Stock (the "RSGAs") are hereby amended mutatis mutandis to reflect that any shares of Restricted Stock that are scheduled to vest and be released from the Repurchase Option (as defined in the RSGAs) following the Effective Date but on or prior to July 31, 2017, shall immediately vest and be released from the Repurchase Option as of the end of the Transition Period, it being acknowledged and agreed that the release therefrom shall then be subject to taxation as provided in the Internal Revenue Code of 1986, as amended (the "Code");

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(B) The Non-Statutory Stock Option Agreement(s) executed by the Parties with respect to any Options other than those intended to qualify as "incentive stock options" under Section 422 of the Code (the "Non-ISO Agreements") are hereby amended mutatis mutandis to reflect that as of the end of the Transition Period, the number of Option Shares (as defined in the Non-ISO Agreements) as to which any such Options are exercisable shall be increased by the number of Option Shares that are scheduled to become available for exercise on or prior to July 31, 2017 and that such Options shall remain exercisable until the first (1st) anniversary of the end of the Transition Period;

(C) The Incentive Stock Option Agreement(s) executed by the Parties with respect to any Options intended to qualify as "incentive stock options" under Section 422 of the Code (the "ISO Agreements") are hereby amended mutatis mutandis to reflect that as of the Effective Date the number of Option Shares (as defined in the ISO Agreements) as to which any such Options are exercisable shall be increased by the number of Option Shares that are scheduled to become available for exercise on or prior to July 31, 2017 and that such Options shall remain exercisable until the first (1st) anniversary of the Effective Date, it being acknowledged and agreed that in the event such Options are not exercised on or prior to the three (3) month anniversary of the Effective Date, such Options shall no longer be treated as incentive stock options" under Section 422 of the Code and that the exercise thereof shall be subject to taxation as provided in the Code; and

(D) Notwithstanding the foregoing, in the event the Executive materially breaches the terms of this Agreement the terms of Section 3.2(c) of the Non-ISO Agreements and the ISO Agreements shall apply, which may result in the obligation that Executive surrender shares of the Company's common stock and disgorge any profits realized, as provided therein.

(E) Executive acknowledges and agrees that the Company is obligated to withhold from all payments made to her under the Employment Agreement all taxes payable in connection with the foregoing agreements and arising out of the termination of her employment and/or the exercise of her Options, as and to the extent provided in the RGAs, the Non-ISO Agreements and the ISO Agreements.

(F) Nothing herein shall limit or adversely affect the acceleration of vesting on a "change of control" provided for in Section 3.3 of the Non-ISO Agreements and the ISO Agreements or in Section 3.3(b)(i) of the RSGA.

(iii) Legal Fees. Upon presentation of appropriate documentation, the Company shall reimburse Executive for reasonable counsel fees, of up to an aggregate of fifteen thousand dollars ($15,000), for the negotiation and documentation of this Agreement which shall be paid within thirty (30) days following the Effective Date.

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4. Return of Company Property. Executive hereby covenants and agrees that on the Effective Date, she will return to the Company (or, in the case of information or documents maintained in electronic form, certify to the destruction of) all Trade Secrets and Confidential Information, whether in the form of books, memoranda, plans, records or written data of any kind (and in whatever form or media), and other physical objects relating to the business and affairs of the Company and/or her employment with the Company, including, without limitation, all Company credit cards and access keys, and all materials relating to, containing or derived from any Company, Trade Secrets or Confidential Information, in each case, which are then in Executive's possession or control. Executive agrees to participate in an exit interview if requested by the Company. Notwithstanding the foregoing, to the extent consented to by the Company, Executive may retain any such Company property or documents for the duration of the Transition Period to the extent reasonably required to perform the consulting services to be performed by her during the Transition Period. Any such retained property or documents will be returned to the Company or destroyed as provided in this Section 4 promptly following the end of the Transition Period.

5. Non-Disparagement. The Executive shall not, directly or indirectly, publicly or to any third party, criticize, demean, malign or otherwise comment disparagingly or negatively about the Company, nor shall she, directly or indirectly, publish or authorize the release of disclosure of any information or statements that would criticize, demean, malign or disparage or otherwise portray the Company or any other Releasee (defined below), in a negative light. The Company shall not, directly or indirectly, publicly or to any third party, criticize, demean, malign or otherwise comment disparagingly or negatively about the Executive, nor shall it, directly or indirectly, publish or authorize the release of disclosure of any information or statements that would criticize, demean, malign or disparage or otherwise portray the Executive in a negative light. This provision is not intended to nor shall it be construed as limiting the Company's or the Executive’s ability to testify truthfully pursuant to lawful subpoena or other legal process.

6. Non-Solicitation. For the period from and after the Effective Date through the first anniversary of the Effective Date, Executive agrees not to, directly or indirectly, (a) induce or attempt to induce any employee of the Company to terminate his or her employment with the Company; (b) in any way interfere with the relationship between the Company and any of its employees; or (c) employ or otherwise engage as an employee, independent contractor or otherwise, any employee of the Company.

7. Release of Claims.

(a) Executive agrees that the consideration paid, to be paid or otherwise granted to her pursuant hereto represents settlement in full of all outstanding obligations owed to her by the Company, as of the Effective Date, whether pursuant to the Employment Letter or otherwise.

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(b) (i) Executive, on behalf of herself, and her heirs, family members and executors, hereby does as of the Effective Date irrevocably and unconditionally release, acquit, agree not to sue, and forever discharges the Company and its subsidiaries and affiliates, their respective successors and assigns, and their respective past and present officers, directors, managers, employees, investors, shareholders, partners, members, administrators, affiliates, divisions, subsidiaries, predecessor and successor entities, and assigns (the “Releasees”), of and from any and all manner of claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed (hereinafter collectively referred to as “Claims”) which Executive now or in the future may have or claim to have against the Releasees based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred at any time on or before the Effective Date, whether asserted as an individual claim or action, or a class claim or action on behalf of a class which includes Executive as an actual or putative class member. The Parties intend Executive’s release to be general and comprehensive in nature and to release all Claims and potential Claims against the Releasees to the maximum extent permitted by law. To the fullest extent permitted by law, the Claims being released include, but are not limited to, any and all Claims relating to or arising out of the Employment Letter, Executive’s employment or the termination thereof, compensation and benefits with the Company, including severance pay, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance, stock or stock options, or any other fringe benefit; any and all defamation, personal injury, property and tort claims, wrongful termination claims, discrimination, harassment and retaliation claims, whistleblower claims, fraud claims, contract claims, benefits claims, claims under any federal, state, municipal, foreign or international whistle-blower, discrimination or fair employment practices law, statute or regulation. Notwithstanding the foregoing, the above release by Executive shall not release: (i) any rights to indemnification Executive may have under that certain Indemnification Agreement, dated April 8, 2014, between the Executive and the Company or under the Certificate of Incorporation or by-laws of the Company or (ii) any rights Executive may have under any directors and officers liability insurance policy maintained by the Company.

(ii) This Agreement includes, without limiting the generality of the foregoing, any claims she may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, libel, slander, negligence, breach of covenant of good faith and fair dealing, personal injury, emotional distress, breach of contract, breach of confidentiality, invasion of privacy, negligence, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the United States Constitution, the Civil Rights Act of 1964, including Title VII, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Family Medical Leave Act, the Rehabilitation Act of 1973, or any other federal, state (including, but not limited to Delaware) or local statutes concerning employment, labor, and/or human rights or discrimination laws, and any claim for discrimination or retaliation based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, or perceived disability, medical condition, status with regard to public assistance, sexual harassment, or any other protected class status, but excludes claims arising after the date hereof out of any breach of this Agreement. Executive understands and agrees that, by signing this Agreement, she waives and releases any past, present, or future claim to employment with the Company.

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(c) By signing this Agreement, Executive acknowledges and agrees that the Company has informed her by this Agreement that she is entitled to twenty one (21) days from the receipt of this Agreement (the “21 Day Period”) to consider whether the terms are acceptable to her. The Company encourages Executive to use the full 21 Day Period to consider this Agreement but she has the right, if she chooses, to sign this Agreement prior to the expiration of the 21 Day Period. If Executive does sign before the expiration of the 21 Day Period, Executive represents that she did so voluntarily and expressly waives such period.

(d) By signing this Agreement, Executive has been advised, and she acknowledges and agrees, that for seven (7) days after signing this Agreement she can change her mind and revoke this Agreement by delivering written notice thereof to the Company and that this Agreement will not become effective or enforceable until this seven-day revocation period has expired, except for the termination of her employment, which is effective whether or not Executive executes this Agreement. Therefore, it is further acknowledged and agreed that if Executive does not revoke this Agreement in writing within this seven-day period, the Agreement will become effective and enforceable on the day following the expiration of the seven-day revocation period (the "8th Day"). In the event that Executive does revoke this Agreement in writing prior to the 8th Day, this Agreement shall not be effective or enforceable and, in such event, all rights, agreements and obligations created by this Agreement shall be ineffective, null, void and unenforceable, except for the termination of her employment, which is effective as of the Effective Date even if Executive does revoke this Agreement. Executive acknowledges and agrees that her revocation of this Agreement shall obligate her to return any payments she has received prior to such revocation pursuant to this Agreement.

8. No Pending or Future Lawsuits. Executive represents that she has no lawsuits, claims, or actions pending in her name or on behalf of any other person or entity, against the Company, or any other Releasee. Executive also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against any of the foregoing with respect to the subject matter of this Agreement and claims released pursuant to this Agreement. Executive agrees that she will not voluntarily participate in any judicial proceeding of any nature or description against the Company or any other Releasee that in any way involves the allegations and facts that Executive could have raised against as of the Effective Date. Nothing in this Agreement shall limit or impede Executive’s right to file a claim for unemployment benefits, and/or any causes of action which by law Executive may not legally waive. Executive agrees, however, that if Executive or anyone on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this agreement, Executive waives her right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

9. No Knowledge of Claims. The Company represents and warrants that none of the directors or executive officers of the Company has any actual knowledge that the Company has any claims nor any actual knowledge of any facts or circumstances that would reasonably be expected to result in any claim against Executive in respect of her employment with the Company.

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10. Confidentiality. The Parties agree to keep strictly confidential all the terms and conditions of this Agreement, including amounts in this Agreement, and shall not disclose them to any person other than members of her immediate family (solely with respect to Executive), legal or financial advisers, insurers, lenders, or government officials who seek such information in the course of their official duties, unless compelled or allowed by law to do so, or with the prior written consent of the other Party hereto. In addition, Executive acknowledges and agrees that all Confidential Information, Trade Secrets and other property delivered to or compiled by Executive by or on behalf of the Company or its subsidiaries or affiliates or any predecessor of any thereof (the "Company Group") or their representatives, vendors or customers which pertain to the business of the Company Group shall be and remain the property of the Company or the other entity in the Company Group, as applicable. Executive agrees that she shall (1) maintain strictly the confidentiality of and shall not disclose any such Confidential Information or Trade Secrets and (2) not use the Confidential Information or Trade Secrets for any purposes other than in connection with the performance of her duties under this Agreement, unless disclosure is required by law, subpoena, court order or in connection with any legal proceeding. For purposes hereof, the parties agree that “Confidential Information” means and includes without limitation: (1) all business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information, including records, designs, patents, technology, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Company Group that the Company Group considers confidential and proprietary and takes reasonable action to protect from disclosure; (2) all information and materials which are proprietary and confidential to a third party and which have been provided to the Company Group by such third party for the Company Group’s use; and (3) all information derived from the foregoing. Confidential Information shall not include information and materials that are already, or otherwise become, known by or generally available to the public, other than as a result of an act or omission by Executive in breach of the provisions of this Agreement or any other applicable agreement between Executive and the Company. Confidential Information shall not include any data or information that has been disclosed to the public by the Company Group or has become generally known to the public (except where such public disclosure has been made by or through Executive's breach of this Agreement). For purposes hereof, the term “Trade Secret” shall have the meaning given in the Delaware enactment of the Uniform Trade Secrets Act, and shall include, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the Company’s competitors).

11. Inventions. Executive represents that she has disclosed to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of her employment with the Company and which directly related to the business or activities of the Company and which Executive conceived as a result of her employment by the Company. Executive agrees that she has assigned all of Executive’s interests therein to the Company or its nominee. Executive agrees that all materials that Executive developed or conceived and/or documents related thereto during her employment with the Company were works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction, and accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or that may hereafter be devised, throughout the universe in perpetuity. Should any arbitrator or court of competent jurisdiction ever hold that such materials do not constitute works made-for-hire, Executive hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all such materials, including the patents, trademarks, copyrights and any other proprietary rights arising therefrom. Executive reserves no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the compensation paid and to be paid by the Company to Executive for the materials and the contributions Executive made to the development of any such information or materials. Executive agrees to cooperate with all lawful efforts of the Company to protect the Company's rights in and to any or all of such information and materials and will, at the request of the Company, execute any and all instruments or documents reasonably necessary or desirable in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company's rights in and to such information and materials.

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12. Entire Agreement. The Employment Letter is hereby terminated, effective as of the Effective Date, and shall thereafter be of no further force and effect. This Agreement, the RGAs, the Non-ISO Agreement and the ISO Agreements constitute the full and entire understanding and agreement of the Parties with regard to the subjects hereof and supersede in their entirety all other or prior agreements, whether oral or written, with respect thereto.

13. Successor and Assigns.  Executive may not assign this Agreement to any other Person without the prior, written consent of the Company. This Agreement shall inure to the benefit of and shall be binding upon the Executive and her heirs, administrators, representatives, executors, successors and permitted assigns, and upon the successors and assigns of the Company.

14. Notices. All notices made pursuant to this Agreement shall be delivered by both electronic mail (e-mail) and Federal Express or other equivalent overnight delivery service, and shall be delivered to the following recipients:

If to the Executive, to her at:

[personal information]

If to the Company, to it at:

210 Main Street West

Baudette, MN 56623

Attention: Arthur Przybyl

[personal information]

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15. Governing Law; Jurisdiction.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

(b) Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts located in New Castle County, Delaware, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 15 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN THE AFORESAID COURTS IN ANY OTHER JURISDICTION.

16. Representations and Warranties. Executive represents and warrants to the Company that:

(a) This Agreement constitutes the legal, valid and binding obligations of the Executive enforceable against her in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights and by general principles of equity that restrict the availability of equitable remedies.

(b) The execution, delivery and performance of this by Executive and the consummation of the transactions contemplated herein do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, or result in a violation of the provisions of any material agreement or material instrument to which she or her properties is subject.

17. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that they: (a) have read this Agreement, (b) have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel, (c) have not relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement, (d) understand the terms and consequences of this Agreement and of the releases it contains, and (e) are fully aware of the legal and binding effect of this Agreement.

18. Injunctive Relief; Attorneys’ Fees. The Company shall be entitled to have the provisions of Sections 5, 6, 8, 10 and 11 of this Agreement specifically enforced through injunctive relief, but without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In the event of any proceeding or action between the Company and the Executive alleging a breach of this Agreement, in addition to any other legal or equitable remedy the Company or the Executive may have, the prevailing party in such action or proceeding shall be entitled to be reimbursed for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach. Executive agrees that this provision is reasonable under the circumstances that exist at the time this Agreement is executed. Any such action permitted to the Company by this Section, however, shall not affect or impair any of Executive’s obligations under this Agreement, including without limitation, the release of claims in Section 7 hereof.

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19. Section 409A. This Agreement, and any amounts payable to you hereunder, are intended to be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”), pursuant to the “short-term deferral” exception set out in Treasury Regulation Section 1.409A-1(b)(4) and/or the separation pay exception set out in Treasury Regulation Section 1.409A-1(b)(9). Notwithstanding the foregoing or any provision of this Agreement to the contrary, if any payment or benefit permitted or required under this Agreement is reasonably determined by either Party to be subject for any reason to a material risk of additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended, then the Parties shall promptly agree in good faith on provisions to avoid such risk without materially changing the economic value of this Agreement to either Party. However, any such tax under Section 409A is ultimately the Executive's responsibility. Each amount to be paid or benefit to be provided pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

20. Severability. This Agreement is intended to be severable. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

21. Waivers; Amendments. The Parties agree that the failure of a Party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter. This Agreement may only be amended in writing signed by all Parties hereto.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original. All counterparts shall be construed together and shall constitute one instrument.

23. Construction.  The headings of the sections of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and Release effective as of the date first above specified.

/s/ Charlotte Arnold
CHARLOTTE ARNOLD

STATE OF DELAWARE}

COUNTY OF NEW CASTLE}ss:

On the 26th day of April 2016, before me, the undersigned, personally appeared Charlotte Arnold, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Rebeca Chiappetta
Notary Public

[Signatures continued on following page]

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ANI PHARMACEUTICALS, INC.

By:	/s/ Arthur S. Przybyl
	Name:	Arthur S. Przybyl
	Title:	Chief Executive Officer

STATE OF GEORGIA }

COUNTY OF GWINNETT }ss:

On the 26th day of April, 2016, before me, the undersigned, personally appeared Arthur S. Przybyl personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ illegible
Notary Public

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